AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

AMENDED & RESTATED

CONTINUITY AGREEMENT

This Agreement (the “Agreement”) is dated as of {DATE} by and between American Axle & Manufacturing Holdings, Inc., a Delaware corporation (the “Company”), and {NAME} (the “Executive”).

WHEREAS, the Company’s Board of Directors (the “Board”) considers the continued services of key executives of the Company to be in the best interests of the Company and its stockholders; and

WHEREAS, the Board desires to assure, and has determined that it is appropriate and in the best interests of the Company and its stockholders to reinforce and encourage the continued attention and dedication of key executives of the Company to their duties of employment without personal distraction or conflict of interest in circumstances which could arise from the occurrence of a change in control of the Company; and

WHEREAS, the Board has authorized the Company to enter into continuity agreements with those key executives of the Company, such agreements to set forth the severance compensation which the Company agrees under certain circumstances to pay such executives; and

WHEREAS, the Executive is a key executive of the Company and has been designated by the Compensation Committee of the Board (the “Committee”) as an executive to be offered such a continuity agreement with the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1. Term.  This Agreement shall become effective on the date hereof and remain in effect until the second anniversary thereof; provided, however, that, on such anniversary and on each successive anniversary thereof, this Agreement shall automatically renew, unless the Company provides to the Executive, in writing, at least one year prior to the renewal date, notice that this Agreement shall not be renewed.  Notwithstanding the foregoing, in the event that a Change in Control (as hereinafter defined) occurs at any time prior to the termination or expiration of this Agreement in accordance with the preceding sentence, this Agreement shall not terminate until the second anniversary of the Change in Control.

2. Change in Control.  No compensation or other benefit shall be payable pursuant to Section 4 of this Agreement unless and until either (i) a Change in Control shall have occurred while the Executive is an employee of the Company and the Executive’s employment by the Company thereafter shall have terminated in accordance with Section 3(a)(i) hereof or (ii) the Executive’s employment by the Company shall have terminated in accordance with Section 3(a)(ii) hereof prior to the occurrence of the Change in Control.  For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred when:

(a) Any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act (but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee)), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(b) The consummation of any merger or other business combination involving the Company, a sale of 51% or more of the Company’s assets, liquidation or dissolution of the Company or a combination of the foregoing transactions (the “Transactions”) other than a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction own, in the same proportion, at least 51% of the voting power, directly or indirectly, of (i) the surviving corporation in any such merger or other business combination; (ii) the purchaser of or successor to the Company’s assets; (iii) both the surviving corporation and the purchaser in the event of any combination of Transactions; or (iv) the parent company owning 100% of such surviving corporation, purchaser or both the surviving corporation and the purchaser, as the case may be; or

(c) Within any 12 month period, the persons who were directors immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Company.  For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who commenced or threatened to commence an election contest or proxy solicitation by or on behalf of a person (other than the Board) or who has entered into an agreement to effect a Change in Control or expressed an intention to cause such a Change in Control).

Notwithstanding the foregoing, an event described in subsections (a) through (c) above shall not constitute a Change in Control for purposes of this Agreement unless such event also constitutes a “change in control event” within the meaning of the default provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations promulgated thereunder.

3. Termination of Employment; Definitions.

(a) Termination without Cause by the Company or for Good Reason by the Executive.

(i) The Executive shall be entitled to the compensation provided for in Section 4 hereof if, on or within two years after a Change in Control, the Executive’s employment by the Company shall be terminated (A) by the Company for any reason other than (I) the Executive’s Disability or Retirement, (II) the Executive’s death or (III) for Cause, or (B) by the Executive with Good Reason (all terms are hereinafter defined).

(ii) In addition, the Executive shall be entitled to the compensation provided for in Section 4 hereof if the following events occur: (A) an agreement is signed which, if consummated, would result in a Change in Control, (B) the Executive is terminated without Cause by the Company (other than for any reason listed in clauses (I) and (II) above) or terminates employment with Good Reason prior to the Change in Control, (C) such termination is at the direction of the acquirer or merger partner or is otherwise in connection with the anticipated Change in Control, and (D) such Change in Control actually occurs.

(b) Disability.  For purposes of this Agreement, “Disability” shall mean the Executive’s absence from the full-time performance of the Executive’s duties (as such duties existed immediately prior to such absence) for 180 consecutive business days, when the Executive is disabled as a result of incapacity due to physical or mental illness, as determined by a physician selected by the Executive and approved by the Company for such purpose (such approval not to be unreasonably withheld).

(c) Retirement.  For purposes of this Agreement, “Retirement” shall mean the Executive’s voluntary termination of employment that constitutes a retirement under the Company’s Retirement Program for Salaried Employees, Restatement dated December 31, 2006, but only if such retirement occurs prior to a termination (i) by the Company without Cause (and not in anticipation of a termination for Cause) or (ii) by the Executive for Good Reason.

(d) Cause.  For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following, during the term of this Agreement:

(i) The willful and continued failure of the Executive to perform substantially all of Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) for a period of 10 days following delivery of a written demand for substantial performance to such Executive by the Board, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties; or

(ii) The Executive’s conviction of, or plea of guilty or nolo contendere to a crime under the laws of the United States or any state thereof constituting (x) a felony or (y) a misdemeanor involving moral turpitude.

Termination of the Executive for Cause shall be made by delivery to the Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the non-employee members of the Board or of the ultimate parent of the entity which caused the Change in Control (if the Company has become a subsidiary) at a meeting of such members called and held for such purpose, after 30 days prior written notice to the Executive specifying the basis for such termination and the particulars thereof and a reasonable opportunity for the Executive to cure or otherwise resolve the behavior in question prior to such meeting, finding that in the reasonable judgment of such members, the conduct or event set forth in any of clauses (i) and (ii) above has occurred and that such occurrence warrants the Executive’s termination.

(e) Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence, during the term of this Agreement, of any of the following without the Executive’s express written consent:

(i) Any material and adverse diminution in the Executive’s duties, titles or responsibilities with the Company from those in effect immediately prior to the Change in Control;

(ii) Any reduction in the Executive’s annual base salary or annual cash bonus percentage target from the annual base salary or annual cash bonus percentage target in effect immediately prior to the Change in Control;

(iii) Any requirement that the Executive be based at a location more than 50 miles from the location at which the Executive was based immediately prior to the Change in Control; and

(iv) Any failure by the Company to obtain from any successor to the Company an agreement reasonably satisfactory to the Executive to assume and perform this Agreement, as contemplated by Section 11(a) hereof.

Notwithstanding the foregoing, in the event that the Executive wishes to resign for Good Reason, the Executive must provide the Company with a Notice of Termination (as defined below) referencing this Section 3(e) within six months after the occurrence of the event giving rise to the Executive’s claim of Good Reason.

(f) Notice of Termination.  Any purported termination of the Executive’s employment with the Company (other than on account of the Executive’s death) shall be communicated by a Notice of Termination to the Executive, if such termination is by the Company, or to the Company, if such termination is by the Executive.  For purposes of this Agreement, “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated.  For purposes of this Agreement, no purported termination of the Executive’s employment with the Company shall be effective without such a Notice of Termination having been given.

4. Compensation Upon Termination On or After a Change in Control.

If the Executive’s employment by the Company shall be terminated in accordance with Section 3(a)(i) or (ii) (the “Termination”), the Executive shall be entitled to the following payments and benefits:

(a) Severance.  The Company shall pay, or cause to be paid, to the Executive a cash severance amount equal to the product of 2.5 times the sum of:

(i) the Executive’s annual base salary on the date of the Change in Control (or, if higher, the annual base salary in effect immediately prior to the giving of the Notice of Termination), and

(ii) the higher of (A) the average annual bonus awarded to the Executive for the three Company fiscal years (or, if the Executive was not eligible for a bonus for such three fiscal years, such lesser number of fiscal years during which the Executive was employed by the Company) preceding (I) the fiscal year in which the Change in Control occurs, or (II) the fiscal year in which the Termination occurs, whichever produces the higher result or (B) the Executive’s target annual bonus (expressed as a percentage of salary) for the fiscal year in which the Change in Control occurs or in which the Termination occurs, whichever is higher (the “Bonus Component”).

This cash severance amount shall be payable in a lump sum, calculated without any present value discount, on the first day of the third calendar month next following the Executive’s Date of Termination.  For purposes of this Agreement, “Date of Termination” shall mean the date on which the Executive’s employment with the Company is terminated in accordance with Section 3(a)(i) or, with respect to a Termination described in Section 3(a)(ii), the date on which the Change in Control occurs, as the case may be.

Notwithstanding anything herein to the contrary, the Company’s obligation under this Section 4(a) is expressly conditioned upon the Executive’s execution of a General Release substantially in the form attached hereto as Appendix B at least 8 days prior to the designated payment date, and the Executive’s refraining from exercising his/her right to revoke the Release prior to such payment date.

(b) Additional Payments and Benefits.  The Executive shall also be entitled to:

(i) A lump sum cash payment equal to the sum of (A) the Executive’s accrued but unpaid annual base salary through the date of Termination, (B) the unpaid portion, if any, of annual bonuses earned by the Executive pursuant to the Company’s incentive compensation plan for any year ending prior to the Executive’s date of Termination, (C) a pro rata portion of the Executive’s Bonus Component in respect of the year in which the date of Termination occurs (calculated from January 1 of such year through the date of Termination) (such payment, the “Pro Rata Bonus”), and (D) an amount, if any, equal to compensation previously deferred (excluding any qualified plan deferrals) and any accrued vacation pay, in each case, in full satisfaction of the Executive’s rights thereto;

(ii) Continued medical, dental, vision, disability, accidental death and dismemberment and life insurance coverage (“Welfare Benefit Coverage”) for the Executive and the Executive’s eligible dependents or, to the extent Welfare Benefit Coverage is not commercially available, such other arrangements reasonably acceptable to the Executive, on the same basis as in effect prior to the Executive’s Termination, for a period ending on the earlier of (A) the date that is 2.5 years following the Date of Termination under Section 4(a) hereof (the “Continuation Period”) or (B) the commencement of comparable coverage by the Executive with a subsequent employer; provided, however, that to the extent necessary to avoid the imposition of additional taxes, penalties and interest under Section 409A of Internal Revenue Code of 1986, as amended (the “Code”), any reimbursements of medical, dental or vision expenses shall be made on or before the last day of the calendar year next following the calendar year in which such expense was incurred;

(iii) Immediate 100% vesting of all outstanding stock options, stock appreciation rights, phantom stock units, and restricted stock granted or issued by the Company to the Executive to the extent not previously vested on or following the Change of Control;

(iv) 2.5 years of additional service credit and credit for 2.5 years of additional age under the Company’s employee pension and welfare benefit plans (except for any plan qualified under the Code) for purposes of benefit accrual, matching contributions, vesting, and eligibility for retirement; provided that any retirement benefits shall commence [in accordance with the terms of such employee pension and welfare benefit plans].  In addition, if salary and/or bonus amounts are part of the calculation of such benefits, the amounts in Section 4(a) and 4(b)(i)(B), as applicable, shall be included in such calculation as if the Executive had remained employed by the Company for the entire Continuation Period.  (The methodology to be applied in calculating the benefit provided in this Section 4(b)(iv) shall follow the Example set forth in Appendix A of this Agreement.);

(v) Continued use of the Company car then used by the Executive, free of charge, for a six-month period, at which time the Executive shall return the car to the Company; and

(vi) Without duplication of the amounts otherwise provided for in this Agreement, all other accrued or vested benefits in accordance with the terms of the applicable plan (the “Accrued Benefits”).

All lump sum payments under this Section 4(b) shall be paid shall be payable in a lump sum on the first day of the third calendar month following the Executive’s Date of Termination.

Notwithstanding anything herein to the contrary, the Company’s obligation under this Section 4(b) is expressly conditioned upon the Executive’s execution of a General Release substantially in the form attached hereto as Appendix B at least 8 days prior to the designated payment date, and the Executive’s refraining from exercising his/her right to revoke the Release prior to such payment date.

(c) Outplacement.  If so requested by the Executive, outplacement services shall be provided by a professional outplacement provider selected by Executive; provided, however, that such outplacement services shall be provided to the Executive at a cost to the Company of not more than 10% of the Executive’s annual base salary as in effect immediately prior to the date of Termination, or, if greater, $40,000; provided further that outplacement services shall not be provided to Executive beyond the last day of the second calendar year following the calendar year which contains the Executive’s Date of Termination.

5. Compensation Upon Termination for Death, Disability or Retirement.

If the Executive’s employment is terminated on or after a Change in Control by reason of Death, Disability or Retirement prior to any other termination (other than in anticipation of a termination for Cause by the Company), the Executive will receive:

(a) The sum of (i) the Executive’s accrued but unpaid annual base salary through the date of termination of employment by the Company, (ii) the unpaid portion, if any, of annual bonuses earned by the Executive pursuant to the Company’s incentive compensation plan for any year ending prior to the Executive’s date of termination of employment by the Company, (iii) the Pro Rata Bonus, and (iv) an amount, if any, equal to compensation previously deferred (excluding any qualified plan deferrals) and any accrued vacation pay, in each case, in full satisfaction of the Executive’s rights thereto; and

(b) The Accrued Benefits.

All payments under this Section 5 shall be paid in a lump sum on the first day of the third calendar month next following the date on which the Executive’s employment is terminated on or after a Change in Control by reason of Death, Disability or Retirement.

6. Excess Parachute Excise Tax.

(a)       (i)           If it is determined (as hereafter provided) that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed under Section 4999 (or any successor provision thereto) of the Code by reason of being “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment or payments (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments; provided, however, that if the sum of the Payments (net of any reduction including, without limitation, any reduction attributable to obligations imposed on the Executive hereunder, taken into account in computing the Excise Tax) exceeds by 10% or less the maximum amount that may be paid to the Executive without the imposition of the Excise Tax, then, to the least extent necessary to eliminate the imposition of the Excise Tax (after taking into account the aforementioned reductions) (a) any cash payments hereunder shall first be reduced, and (b) all other non-cash amounts hereunder shall next be reduced, until the sum of the payments equals the maximum amount that may be paid to the Executive without the imposition of the excise tax.

(ii) Subject to the provisions of Section 6(a)(i) hereof, all determinations required to be made under this Section 6, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized firm of certified public accountants (the “Accounting Firm”) used by the Company prior to the Change in Control (or, if such Accounting Firm declines to serve, the Accounting Firm shall be a nationally recognized firm of certified public accountants selected by the Executive).  The Accounting Firm shall be directed by the Company or the Executive to submit its preliminary determination and detailed supporting calculations to both the Company and the Executive within 15 calendar days after the Executive’s Date of Termination, if applicable, and any other such time or times as may reasonably be requested by the Company or the Executive.  If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall pay the required Gross-Up Payment to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations.  If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Executive with an opinion that he has substantial authority not to report any Excise Tax on his/her federal, state and local income or other tax return.  Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and the Executive absent a contrary determination by the Internal Revenue Service or a court of competent jurisdiction; provided, however, that no such determination shall eliminate or reduce the Company’s obligation to provide any Gross-Up Payment as a result of such contrary determination.  As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto), and the possibility of similar uncertainty regarding state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 6(b) hereof and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations.

(iii) The federal, state and local income or other tax returns filed by the Executive (or any filing made by a consolidated tax group that includes the Company) shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive.  The Executive shall make proper payment of the amount of any Excise Tax and, at the request of the Company, provide to the Company true and correct copies (with any amendments) of his/her federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment.

(b) (i)           In the event that the Internal Revenue Service claims that any payment or benefit received under this Agreement constitutes an “excess parachute payment,” within the meaning of Section 280G(b)(1) of the Code (or any successor provision thereto), for which the Company has not made a Gross-Up Payment, the Executive shall notify the Company in writing of such claim.  Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to the Executive; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for and against any Excise Tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

(ii) The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or other tax (including interest and penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if the Executive is required to extend the statute of limitations to enable the Company to contest such claim, the Executive may limit this extension solely to such contested amount.  The Company’s control of the contest shall be limited to issues with respect to which a corporate deduction would be disallowed pursuant to Section 280G of the Code, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.  In addition, no position may be taken nor any final resolution be agreed to by the Company without the Executive’s consent if such position or resolution could reasonably be expected to adversely affect the Executive (including any other tax position of the Executive unrelated to matters covered hereby).

(iii) If, after the receipt by the Executive of an amount advanced by the Company in connection with the contest of the Excise Tax claim, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund received by the Executive (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced by the Company in connection with an Excise Tax claim, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest the denial of such refund prior to the expiration of 30 days after such determination, such advance shall be forgiven and shall not be required to be repaid, and the Company shall be required to gross up such forgiven amount in respect of any taxes attributable thereto.

(c) Notwithstanding anything in this Section 6, any Gross-Up Payment or reimbursement by the Company of expenses incurred by the Executive in connection with a litigation proceeding relating to the Excise Tax, as provided for in this Section 6, shall be paid no later than the last day of the calendar year following the calendar year in which the Executive remitted the Excise Tax or, if no Excise Tax is paid, the end of the calendar year following the calendar year in which there is a final and nonappealable settlement or other resolution of the litigation.

(d) The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 6(a) hereof.

(e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 6(b) hereof shall be borne by the Company.  If such fees and expenses are initially advanced by the Executive, the Company shall reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of his/her payment thereof.

7. Legal Expenses.  Each party shall pay its own costs and expenses in connection with any claim, action or proceeding brought by the Company or the Executive with respect to or arising out of this Agreement or any provision hereof; provided, however, the Company shall pay such costs and expenses, including attorneys fees and disbursements, of the Executive if the Executive prevails on any such substantive issue in such proceeding; provided further that the Executive’s costs and expenses incurred on or before the last day of the second calendar year following the calendar year in which the Executive’s employment with the Company is terminated shall be reimbursed only if submitted on or before the last day of the third calendar year following the calendar year in which the Executive’s employment with the Company is terminated; and provided further that the Executive’s costs and expenses incurred after the last day of the second calendar year following the calendar year in which the Executive’s employment with the Company is terminated shall be reimbursed only if submitted on or before the last day of the calendar year following the calendar year in which the costs and expenses were incurred.

7A.           Six-Month Delay for Specified Employees.  Notwithstanding anything herein to the contrary, if the Executive is a “specified employee” for purposes of Section 409A of the Code, as determined under the Company’s established methodology for determining specified employees, on the date on which the Executive separates from service, any payment hereunder (including any provision of continued benefits) that provides for the deferral of compensation within the meaning of Section 409A of the Code shall not be paid or commence to be paid on any date prior to the first business day after the date that is six months following the Executive’s separation from service; provided, however, that a payment delayed pursuant to the preceding clause shall commence earlier in the event of the Executive’s death prior to the end of the six-month period.

8. (a)           Confidential Information.  The Executive acknowledges that all information obtained by the Executive during the term of employment concerning the business and affairs of the Company and its subsidiaries and affiliates are valuable, special and unique assets of the Company and are the sole and exclusive property of the Company (“Confidential Information”).  The Executive agrees that the Executive will not at any time or in any manner, directly or indirectly, use, exploit, disclose or communicate in any manner such Confidential Information to any third party without the prior written consent of the Company.  All Confidential Information will be protected in accordance with the Company’s policies.  The foregoing obligations will not apply to the extent such Confidential Information (i) becomes generally known to the public other than as a result of acts or omissions of the Executive or (ii) as may be required by law.  At the time of the termination or expiration of this Agreement, the Executive shall immediately deliver to the Company all such Confidential Information under control or possession of the Executive and all copies and notes thereon, regardless of the form of storage or retrieval.  The only exceptions to the foregoing shall be the Executive’s personal files containing no Confidential Information.

(b) Non-Compete Covenant.  In consideration for the compensation paid under this Agreement, the Executive agrees and covenants that, during the Continuation Period, the Executive will not directly or indirectly engage in any business that is competitive with the Company and its products immediately prior to the Change in Control and any businesses that the Company plans to enter within the next year pursuant to its business plans, as determined immediately prior to the Change in Control, including, without limitation, the manufacture, assembly, distribution and/or sale of forgings, axles, prop shafts and all related parts and components which are made, sold or used by the Company.  Engaging in competitive activity shall include, without limitation, (i) engaging in a business as owner, partner or agent, (ii) consulting, becoming self-employed or becoming an employee or being associated in any capacity with any third party that is engaged in such business, (iii) owning or controlling any interest in such business, directly or indirectly, (iv) soliciting, calling on or communicating with any customer of the Company for the purpose of competing with the Company, (v) inducing or attempting to induce, or assisting others to induce or attempt to induce, any employee, agent, representative or other person employed by, associated with, doing business with or having a relationship with the company to terminate his, her or its employment relationship or association with the Company, or in any way interfere with the relationship between the Company or any such person or enterprise, or (vi) otherwise competing with the Company.  This obligation shall apply to any geographic area where the Company has a manufacturing facility or conducts automotive-related sales and service operations.

(c) Remedies.  The Executive agrees that the Company would suffer irreparable harm from a breach by the Employee of any of the covenants or terms of this Section 8.  Therefore, in the event of any actual or threatened breach by the Executive of any of the provisions of this Section 8, the Company may seek specific performance and/or injunctive or other relief in order to enforce this Agreement.  The Executive further agrees that, in the event any of the provisions of this Section 8 are determined by a court of competent jurisdiction to be contrary to any applicable statute, law or rule, or for any reason to be unenforceable as written, such court may modify any of such provisions so as to permit enforcement thereof as thus modified.

9. Nature of Obligations; Non-Exclusivity of Rights; Joint and Several Liability.

(a) The payments and benefits provided under Section 4 hereof are contingent on (i) the Executive’s compliance with Section 8 and (ii) the Executive’s execution and delivery to the Company of the General Release attached hereto as Appendix B.  The obligations of the Company to make the payment to the Executive, and to make the arrangements provided for herein shall be absolute and unconditional and shall not be reduced by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or any third party at any time.

(b) Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which the Executive may qualify (other than any change in control or other severance plan or policy), nor shall anything herein limit or reduce such rights as the Executive may have under any agreements with the Company.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

(c) Any successors or assigns of the Company shall be joint and severally liable with the Company under this Agreement.

10. Entire Agreement; Not an Employment Agreement.

(a) This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior and contemporaneous agreements and understandings (including term sheets), both written and oral, between the parties hereto, or either of them, with respect to the subject matter hereof.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

(b) This Agreement is not, and nothing herein shall be deemed to create, a contract of employment between the Executive and the Company.  The Company may terminate the employment of the Executive by the Company at any time, subject to the terms of this Agreement and/or any employment agreement or arrangement between the Company and the Executive that may then be in effect.

11. Successors; Binding Agreement; Assignment.

(a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business of the Company, by agreement to expressly, absolutely and unconditionally assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean (i) the Company as hereinbefore defined, and (ii) any successor to all the stock of the Company or to all or substantially all of the Company’s business or assets which executes and delivers an agreement provided for in this Section 11(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, including any parent or subsidiary of such a successor.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any amount would be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s estate or designated beneficiary.  Neither this Agreement nor any right arising hereunder may be assigned or pledged by the Executive.

12. Notice.  For purposes of this Agreement, notices and all other communications provided for in this Agreement or contemplated hereby shall be in writing and shall be deemed to have been duly given when personally delivered, delivered by a nationally recognized overnight delivery service or when mailed by United States certified or registered mail, return receipt requested, postage prepaid, and addressed, in the case of the Company, to the Company at:

American Axle & Manufacturing Holdings, Inc.
One Dauch Drive
Detroit, MI 48211-1198
Attention:  Vice President, Chief Administrative Officer & Secretary

and in the case of the Executive, to the Executive at the address set forth on the execution page at the end hereof.

Either party may designate a different address by giving notice of change of address in the manner provided above, except that notices of change of address shall be effective only upon receipt.

13. Miscellaneous.

(a) Amendments.  No provision of this Agreement may be amended, altered, modified, waived or discharged unless such amendment, alteration, modification, waiver or discharge is agreed to in writing signed by the Executive and such officer of the Company as shall be specifically designated by the Committee or by the Board.

(b) Waivers.  No waiver by either party, at any time, of any breach by the other party of, or of compliance by the other party with, any condition or provision of this Agreement to be performed or complied with by such other party shall be deemed a waiver of any similar or dissimilar provision or condition of this Agreement or any other breach of or failure to comply with the same condition or provision at the same time or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

14. Severability.  If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party hereto waives any provision of law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

15. Governing Law; Venue.  The validity, interpretation, construction and performance of this Agreement shall be governed on a non-exclusive basis by the laws of the State of Michigan without giving effect to its conflict of laws rules.  For purposes of jurisdiction and venue, the Company hereby consents to jurisdiction and venue in any suit, action or proceeding with respect to this Agreement in any court of competent jurisdiction in the state in which Executive resides at the commencement of such suit, action or proceeding and waives any objection, challenge or dispute as to such jurisdiction or venue being proper.

16. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

17.           Section 409A.  The provisions of this Agreement are intended to satisfy the applicable requirements of Section 409A of the Code and shall be performed and interpreted consistent with such intent.  If any provision of this Agreement does not satisfy such requirements or could otherwise cause the Executive to recognize income under Section 409A of the Code, the Company and the Executive agree to negotiate in good faith an appropriate modification to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A of the Code or otherwise causing the recognition of income thereunder.

18.           Amendment and Restatement.  This Agreement has been amended and restated for purposes of complying with Section 409A of the Code, effective as of the original date hereof.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EXECUTIVE:	AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

Name
Title

Appendix A

Non-CEO SERP Illustration

As of January 1, 2007 the American Axle & Manufacturing, Inc. Supplemental Executive Retirement Program (the SERP) was amended.  The amended SERP provides that all Grandfathered Participant’s benefits are calculated using the formula described in Example 1 and all Non-Grandfathered Participant’s benefits are calculated using the formula as described in Example 2.

“Grandfathered Participant” means an individual who (i) is actively employed by the Corporation on December 31, 2006, (ii) is an active Participant in this Plan and in the Salaried Retirement Plan or Cash Balance Plan on December 31, 2006, and (iii) if he or she continues in the employ of the Corporation on a full-time basis, will be eligible for Early or Normal Retirement under the Salaried Retirement Plan on or before December 1, 2011.

“Non-Grandfathered Participant” means any Participant in the SERP who is not a Grandfathered Participant.

Example 1
Grandfathered Participant

Grandfathered Participant shall be eligible for the greater of (1) the Basic Benefit or (2) if he or she has attained age 62, the Alternative Benefit as described in Section 4.2 of the SERP.

If the Grandfathered Participant does not retire on or before December 1, 2011 the current SERP benefit will be frozen and the SERP benefit going forward will be calculated as a Non-Grandfathered Participant as described in Section 4.1 of the SERP.

Example 2
Non-Grandfathered Participant

The Non-Grandfathered Participant shall receive a benefit equal to 12.5% of his or her Final Average Compensation (base compensation plus bonus) times the Participant’s years of Credited Service, less the sum of:

(a)	The lump sum Actuarial Equivalent Value of benefits payable pursuant to:
(1)	the Salaried Retirement Plan;
(2)	the Cash Balance Plan;
(3)	his or her Frozen Benefit under the SERP Plan; and

(b)	the Participant’s AAM Retirement Contribution Account established pursuant to Section 3.2(b) of the Salaried Savings Plan.

Change of Control

If a Change of Control occurs the calculations above are calculated adding 2.5 years to credited service and age, and adjusting the average compensations as if the participant worked the 2.5 additional years.

Appendix B

RELEASE

In exchange for a portion of the benefits described in the attached Continuity Agreement dated August 1, 2006 (the “Agreement”), to which I agree I am not otherwise entitled, I hereby release American Axle & Manufacturing Holdings, Inc. (the “Company”), its respective affiliates, subsidiaries, predecessors, successors, assigns, officers, directors, employees, agents, stockholders, attorneys, and insurers, past, present and future (the “Released Parties”) from any and all claims of any kind which I now have or may have against the Released Parties, whether known or unknown to me, by reason of facts which have occurred on or prior to the date that I have signed this Release.  Such released claims include, without limitation, any and all claims under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of my employment with the Company, as well as any and all claims under state contract or tort law or otherwise.

I hereby represent that I have not filed any action, complaint, charge, grievance or arbitration against the Company or the Released Parties.

I understand and agree that I must forever continue to keep confidential all proprietary or confidential information which I learned while employed by the Company, whether oral or written and as defined in the Agreement (“Confidential Information”) and shall not make use of any such Confidential Information on my own behalf or on behalf of any other person or entity; provided however, that I may divulge such Confidential Information if I am required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company, or by any administrative or legislative body with apparent jurisdiction to order me to divulge, disclose or make accessible such Confidential Information.

I expressly understand and agree that the Company’s obligations under this Release are in lieu of any and all other amounts to which I might be, am now or may become entitled to receive from any of the Released Parties upon any claim whatsoever.

I understand that I must not disclose the terms of this Release and the Agreement to anyone other than my immediate family, financial advisors (if any) and legal counsel, that I must immediately inform my immediate family, financial advisors (if any) and legal counsel that they are prohibited from disclosing the terms of this Release and the Agreement.

It is understood that I will not be in breach of the nondisclosure provisions of this Release if I am required to disclose information pursuant to a valid subpoena or court order, provided that I notify the Company (to the attention of the General Counsel of the Legal Department) within one business day that I have received the subpoena or court order which may require me to disclose information protected by this Release.  Notwithstanding the foregoing, I may also disclose the terms of this Release to government taxing authorities.

I agree that any violation or breach by me of my nondisclosure obligations, without limiting the Company’s remedies, shall give rise on the part of the Company to a claim for relief to recover from me, before a court of competent jurisdiction, any and all amounts previously paid to or on behalf of me by the Company pursuant to the Agreement, but shall not release me from the performance of my obligations under this Release.

I will not apply for or otherwise seek employment with the Released Parties.

I have read this Release carefully, acknowledge that I have been given at least 21 days to consider all of its terms, and have been advised to consult with an attorney and any other advisors of my choice prior to executing this Release, and I fully understand that by signing below I am voluntarily giving up any right which I may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act.  I also understand that I have a period of 7 days after signing this Release within which to revoke my agreement, and that neither the Company nor any other person is obligated to provide any benefits to me pursuant to the Agreement until 8 days have passed since my signing of this Release without my signature having been revoked.  I understand that any revocation of this Release must be received by the Vice President, Chief Administrative Officer and Secretary within the seven-day revocation period.  Finally, I have not been forced or pressured in any manner whatsoever to sign this Release, and I agree to all of its terms voluntarily.  I represent and acknowledge that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Released Parties or by any other individual to influence me to sign this Release except such statements as are expressly set forth herein or in the Agreement.

I fully understand that this Release is a legally binding document and that by signing this Release I am prevented from filing, commencing or maintaining any action against the Company or the Released Parties.

This Release is final and binding and may not be changed or modified.

________________________                                                                                                _________________________

   DATE                                                                                                         NAME